Exhibit 99.1

List of Terminated Tobacco Cases

The following cases, previously listed as pending, have been dismissed and were not previously reported as such:

Alexander, E. v. Philip Morris Companies, Inc., et al., U.S. District Court for the Eastern District of Louisiana, St. Landry Parish District Court, September 27, 1999; Dismissed.

Aron, Jr., D. v. Brown & Williamson Tobacco Corporation, et al., Circuit Court of Cook County, Illinois, February 27, 2002; Dismissed July 11, 2005.

Tomasino, J. (f/k/a Lopardo, T.) v. The American Tobacco Company, et al., Supreme Court of New York, Nassau County, September 25, 1997; Dismissed.